Exhibit 99.1

Shiloh Industries, Inc. Board of Directors Names Cloyd J. Abruzzo Interim Chief Executive Officer

VALLEY CITY, OHIO, May 5, 2020 (BUSINESS WIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO) (the “Company”) an environmentally focused global supplier of lightweighting, noise and vibration solutions, announced today that the Board of Directors (the “Board”) has appointed Cloyd J. Abruzzo, as the Company’s Interim Chief Executive Officer effective immediately. Mr. Abruzzo, the retired Chief Executive Officer of Stoneridge, Inc. (NYSE: SRI), has over 25 years of experience in the automotive industry and has served as a member of Shiloh’s Board of Directors since 2004. Ramzi Y. Hermiz, Shiloh’s Chief Executive Officer since August 2012, has resigned from the Company to pursue other professional interests.  Mr. Hermiz has also resigned from his position on the Board.

The Board expects to retain an executive search firm to assist in a search for a permanent CEO. The search will focus on individuals who have operating experience within the automotive industry.

“The Board appreciates Ramzi's service and leadership over the past eight years and acknowledge his vision in making huge strides in the Company’s product offering and growth,” said Curtis E. Moll, Chairman of the Board. “We wish Ramzi the very best in his future endeavors.”

“Cloyd Abruzzo is a proven executive leader and will help ensure continuity and progress.  He is an ideal person to have at the helm during this management transition,” Mr. Moll continued.

"I will continue to work closely with our Board, leadership team, and employees to drive Shiloh's continuing success meeting the challenges of a dynamic global marketplace. I'm looking forward to working with the entire Shiloh team in the coming period," Mr. Abruzzo said.

“It has been a great privilege to work with the outstanding team at Shiloh,” said Mr. Hermiz. “I am confident in the ability of Cloyd and the entire management team to lead Shiloh forward.”

Investor Contact:

For inquiries, please contact our Investor Relations department at 1-646-378-2986 or at investors@shiloh.com.

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Exhibit 99.1

About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has approximately 3,600 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future expectations, growth or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under agreements related to our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under agreements related to our outstanding indebtedness; (19) increases in pension plan funding requirements; (20) our ability to derive a substantial portion of our sales from large customers; (21) the impact of the coronavirus COVID-19 outbreak on operations and financial results, (22) a successful transition of the CEO position and our ability to successfully identify a qualified and effective full-time CEO; and (23) other factors besides those listed here could also materially affect our business. See "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.